Exhibit 10.23

THE WALT DISNEY COMPANY
500 South Buena Vista Street
Burbank, California 91521

As of November 23, 2022

Dear Ms. Parker:

This letter (“Agreement”) amends and restates the terms of the agreement between Mary Jayne Parker (“Consultant”) and The Walt Disney Company (“Company”) with respect to certain consulting services. The Company retains Consultant’s services pursuant to the following terms.
1.The Company’s Board of Directors (the “Board”) has engaged Consultant to provide consulting services. Consultant will perform the services under direction of the Board, represented by its Chairman, Susan E. Arnold (the “Chairman”). Consultant’s services shall be performed on a nonexclusive basis.
2.Consulting services may be provided in-person or remotely by telephone or videoconference, at mutually agreed upon times and locations. Consultant agrees that it will be available as required to render services hereunder and will work such reasonable amount of time as shall be required to fulfill Consultant’s obligations hereunder.
3.Consultant represents to Company that neither its execution of this Agreement nor its performance of its duties hereunder conflicts with any contractual commitment on its part to any third party or violates or interferes with any rights of any third party.
4.As consideration for Consultant’s services hereunder during the term of this Agreement, Company shall pay to Consultant a total of $200,000, which shall be payable to Consultant in eight equal monthly installments of $25,000 starting on April 29, 2022 and ending on November 30, 2022. Consultant shall not be entitled to any other compensation for services unless Consultant has received the prior written authorization of Company to the contrary, signed by the Company’s Senior Executive Vice President and General Counsel, provided that nothing herein shall affect Consultant’s right to receive certain expense reimbursements as set forth in paragraph 7 hereof.
5.The term of this Agreement shall commence as of March 28, 2022, and shall expire on November 30, 2022, unless earlier terminated as hereafter provided. This Agreement shall be terminable at any time by either party upon thirty days’ prior written notice to the other.

6.Company shall have the right to terminate this Agreement before the expiration of its term: (i) immediately, in the event that Consultant violates the nondisclosure provision (as set forth in paragraph 10 hereof) or the confidentiality provision (as set forth in paragraph 11 hereof) of this Agreement, and (ii) upon ten days’ prior written notice to Consultant of its failure to perform the services required of it hereunder. In the event of such early termination of this Agreement by Company, Company shall pay Consultant only for Consultant’s services rendered through the date of termination.
7.Subject to Company’s then current policies regarding reimbursement of business and travel expenses to independent contractors, Company shall reimburse Consultant for reasonable and actual documented business expenses incurred for the benefit of the Company and its affiliates in the course of its engagement hereunder, provided that such expenses shall have been approved in writing in advance by the Company’s Senior Executive Vice President and General Counsel. Expense invoices and supporting documentation satisfactory to Company shall be submitted on a monthly basis with respect to expenses incurred during the preceding month.
8.Consultant understands and agrees that upon the expiration or earlier termination of this Agreement, Consultant will turn over to Company all files, memoranda, records and other documents and property that Consultant received from Company or that Consultant generated in connection with its engagement as a consultant by Company and that are the property of Company.
9.(a) As between Company and Consultant, all rights worldwide with respect to any and all intellectual or other property of any nature produced, created or suggested by Consultant during the term of this Agreement or resulting from Consultant’s services shall be deemed to be a work made for hire and shall be the sole and exclusive property of Company. Without limiting the generality of the foregoing, title to all ideas, concepts or other tangible work product produced by Consultant pursuant to this Agreement shall become the property of Company when produced, and Consultant agrees to execute, acknowledge and deliver to Company, at Company’s request, such further documents as Company finds appropriate to evidence Company’s rights in such property. Consultant shall deliver all such original work product to Company upon the completion or sooner termination of Consultant’s services hereunder. The undertakings set forth in this paragraph shall survive the termination of other arrangements contained in this Agreement.
(b)Notwithstanding the foregoing, it is understood and agreed that Consultant retains all right, title and interest in and to, and the results and proceeds of Consultant’s services hereunder shall not include, Consultant's pre-existing copyrights, patents, trade secrets, trademarks, workshops' materials and other proprietary rights, all of which existed before the commencement of such services (collectively, the "Pre-Existing Materials"). Consultant hereby grants to Company a non-exclusive, worldwide, perpetual (without regard to any termination or expiration of this Agreement), irrevocable, fully paid, royalty-free license to use the Pre-Existing Materials to the extent they are included in the results and proceeds of Consultant’s services hereunder. Nothing contained in this Agreement shall have any impact on Consultant's ownership of the Pre-Existing Materials.
10.Consultant understands and agrees that during the course of rendering its services hereunder, Consultant is likely to have access to and/or may acquire confidential information and trade secrets concerning the operations of Company and its affiliates (collectively, the “Companies”) and the Companies’ future plans and methods of doing business, which information Consultant understands and agrees would be extremely damaging to the Companies if disclosed to a competitor or made available to any other person or corporation. Consultant understands and agrees that such information will be divulged to Consultant in confidence, and Consultant understands and agrees that Consultant will keep such information secret and confidential. Consultant understands and agrees that Consultant shall not use such information for Consultant’s own benefit or for the benefit of others whether during the term or following the expiration or earlier termination of this Agreement. Consultant agrees that, upon the expiration or earlier termination of this Agreement, Consultant shall return to Company all such information that exists in written or other physical form (and all copies thereof) under its control and shall leave with Company all of its files pertaining to its consultation services with Company. In view of the nature of Consultant’s consulting relationship and the information and trade secrets that Consultant may receive during the course of Consultant’s consulting relationship, Consultant likewise agrees that Company would be irreparably harmed by any violation of this Agreement and that, therefore, Company shall be entitled to an injunction prohibiting Consultant from any violation or threatened violation of this Agreement. The undertakings set forth in this paragraph shall survive the termination of other arrangements contained in this Agreement.
11.Consultant represents and agrees that Consultant shall not hereafter disclose any information concerning this Agreement to anyone other than Consultant’s professional representatives (provided that, except for attorneys covered by client privilege, they agree in writing to keep the terms of this Agreement completely confidential). The undertakings set forth in this paragraph shall survive the termination of other arrangements contained in this Agreement.
12.Consultant by this Agreement shall acquire no right to use, and shall not use, the name of The Walt Disney Company or any of the other Companies (either alone or in conjunction with or as a part of any other word or name) or any fanciful characters or designs of The Walt Disney Company, or any of the other Companies, in any advertising, publicity or promotion of, or to express or to imply any endorsement of, Consultant’s services. Nothing herein shall preclude Consultant from use of the foregoing names and property in furtherance of its services hereunder, if appropriate, subject in each instance of use to the prior approval of Company. The undertakings set forth in this paragraph shall survive the termination of other arrangements contained in this Agreement.
13.Consultant understands and agrees that Consultant is acting as an independent contractor in the performance of its services hereunder, and nothing herein contained shall be deemed to create an employment relationship or an agency relationship between Consultant and Company. In light of its independent contractor status, Consultant further understands and agrees that Consultant shall in no event be entitled to participate in, or to receive any benefits from, any of Company’s benefit or welfare plans, specifically including but not limited to coverage under Company’s worker’s compensation program. Company shall have no obligation whatsoever to compensate Consultant on account of any damages or injuries that Consultant may sustain as a result or in the course of the performance of Consultant’s services hereunder. Further, Consultant shall be solely responsible for the payment of all foreign, Federal, state and local income taxes, social security taxes, foreign, Federal, state and local unemployment insurance and similar taxes, and all other assessments, taxes, contributions or sums payable with respect to Consultant as a result of or in connection with the services performed by Consultant hereunder, and Consultant shall file all returns and reports with respect to any of the foregoing.
14.Neither the Company nor Consultant and its principals, or either party’s affiliates, directors, officers, agents, and employees, shall be liable to the other party, or to any person or entity claiming any right or remedy by virtue of any relationship to or with the Company, for any acts or omissions in the provision of Consultant’s services, provided that such course of conduct did not constitute gross negligence, willful misconduct, recklessness, or fraud. The Company shall defend, indemnify, and hold free and harmless Consultant and its principals, agents, and employees from and with respect to any direct liabilities, obligations, costs, claims, judgments, attorneys' fees, and attachments arising from or in connection with Consultant’s services, provided that the same did not arise due to gross negligence, willful misconduct, recklessness or fraud on the part of Consultant, its principals, agents, or employees, as found by a court of competent jurisdiction.
15.This Agreement is for the personal services of Consultant and may not be assigned by Consultant, nor shall it be assignable by operation of law, without the prior written consent of Company, which consent may be withheld in Company’s sole discretion. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements and statements, whether written or oral; provided, notwithstanding the foregoing, the Consultant also shall continue to be bound by any confidentiality obligations to the Company pursuant to any other agreement with the Company in effect immediately prior to the effectiveness of this Agreement; and this Agreement may not be amended, and no right may be waived by either party hereunder, except by a writing signed by both parties hereto. Any notice, of termination or otherwise, of this Agreement by either party shall be in writing and, unless a later effective time is set forth therein, shall be effective upon deposit thereof in the U.S. mail, registered or certified mail, or, if otherwise delivered, upon receipt thereof by the other party hereto. Nothing herein contained shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event the provision of this agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements. This Agreement may be executed in counterparts (including by facsimile or other electronic transmission), all of which together shall constitute an agreement binding on Company and Consultant. This Agreement shall be governed by the laws of the State of California.
16.Consultant will not engage in any activities that would require it or its principals to register under the Honest Leadership and Open Government Act of 2007 (“HLOGA”), Foreign Agents Registration Act (“FARA”), or similar U.S. lobbying laws. Consultant shall not represent the Company, its officers, or employees, in any transaction, and neither the Company nor Consultant shall make any claim to any such representation in any public or private communication.

THE WALT DISNEY COMPANY

By:	/s/ Susan E. Arnold
	Name:	Susan E. Arnold
	Title:	Chairman of the Board of Directors
	Date:	November 23, 2022

By:	/s/ Horacio E. Gutierrez
	Name:	Horacio E. Gutierrez
	Title:	Sr EVP & General Counsel
	Date:	November 23, 2022

By:	/s/ Mary Jayne Parker
	Name:	Mary Jayne Parker
	Date:	November 23, 2022